Exhibit 99.1

                 Zale Corporation Reports Third Quarter Results

    DALLAS--(BUSINESS WIRE)--May 17, 2006--Zale Corporation (NYSE:
ZLC), the largest specialty retailer of fine jewelry in North America, today reported net earnings of $16.8 million, or $0.35 per diluted share, for the third quarter ended April 30, 2006. This includes, on an after-tax basis, (1) a benefit of $8.4 million, or $0.17 per diluted share, resulting from the settlement of certain retirement benefit obligations partially offset by (2) a charge for Chief Operating Officer severance of $2.2 million, or $0.04 per diluted share and (3) a charge of $0.9 million, or $0.02 per diluted share, related to the closing of certain Bailey Banks & Biddle locations. Excluding these items, third quarter earnings amounted to $11.6 million, or $0.24 per diluted share, exceeding prior guidance by $0.02. Last year's reported earnings amounted to $14.5 million, or $0.28 per diluted share.
    Total revenues for the third quarter increased by 2.2% to $526.9 million from last year's $515.6 million. Last year's total revenues included $10.6 million from certain Bailey Banks & Biddle stores which were closed in this year's second fiscal quarter. Excluding these stores, total revenues increased 4.3% over last year's $505 million. Third quarter comparable store sales increased 2.5%.
    Year-to-date total revenues increased 2.0% to $1.948 billion, from $1.911 billion for the comparable period last year. This includes $24.3 million and $39.5 million, for each year, respectively, from the closed Bailey Banks & Biddle stores. Excluding these stores, total revenues were $1.924 billion, compared to $1.871 billion last year, an increase of 2.8%. Year-to-date comparable store sales, which do not include the Bailey Banks & Biddle store closures, increased 1.1%.
    Year-to-date net earnings totaled $81.0 million, or $1.63 per diluted share. This includes, on an after-tax basis, (1) a $21.4 million charge, or $0.43 per diluted share, related to the closing of certain Bailey Banks & Biddle locations and (2) a charge for Chief Executive Officer and Chief Operating Officer severance of $7.6 million, or $0.16 per diluted share; this was partially offset by (3) a tax benefit of $11.5 million, or $0.23 per diluted share, related to income repatriated from Canada under the American Jobs Creation Act and (4) an $8.4 million, or $0.17 per diluted share, benefit resulting from the settlement of certain retirement benefit obligations. Excluding these items, year-to-date net earnings amounted to $90.1 million, or $1.82 per diluted share. For the same period last year, net earnings were $102.7 million, or $1.98 per diluted share.
    "We are pleased with our performance for the third quarter, especially the sales momentum we are gaining," commented Betsy Burton, Acting Chief Executive Officer. "Zales, Zale Canada, Zales Outlet, Bailey Banks & Biddle and Gordon's all produced positive comparable store sales, while margins and expenses were in line with our expectations."
    The Company also announced guidance for the fourth fiscal quarter, with comparable store sales expected to increase in the low to mid-single digits and diluted earnings per share to range between $0.00 and $0.02.
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.

    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,345 retail locations throughout the United States, Canada and Puerto Rico. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's results of operations, including sales and earnings guidance for the fourth quarter of fiscal year 2006, and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2005. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.




                   ZALE CORPORATION AND SUBSIDIARIES
              CONSOLIDATED SELECTED FINANCIAL INFORMATION
      (Unaudited, Dollars in thousands, except per share amounts)

                           Three Months Ended     Nine Months Ended
                                April 30,            April 30,
                           ------------------- -----------------------
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------


Total Revenues             $526,895  $515,618  $1,948,283  $1,910,723
       Comparable Store
        Sales %                2.5 %     3.5 %       1.1 %       0.4 %
Cost of Sales               254,361   246,151     958,266     931,660
                           --------- --------- ----------- -----------
Gross Margin                272,534   269,467     990,017     979,063
       % of Revenue           51.7 %    52.3 %      50.8 %      51.2 %
Selling, General and
 Administrative Expenses    241,348   227,789     835,758     760,757
       % of Revenue           45.8 %    44.2 %      42.9 %      39.8 %
Cost of Insurance
 Operations                   1,598     1,674       5,014       4,542
Depreciation and
 Amortization Expense        14,935    14,953      44,798      44,184
Benefit from Settlement of
 Retirement Benefit
 Obligation                  13,403       ---      13,403         ---
                           --------- --------- ----------- -----------
Operating Earnings           28,056    25,051     117,850     169,580
       % of Revenue            5.3 %     4.9 %       6.0 %       8.9 %
                           --------- --------- ----------- -----------
Interest Expense, Net         2,449     1,558       7,685       5,990
                           --------- --------- ----------- -----------
Earnings Before Income
 Taxes                       25,607    23,493     110,165     163,590
Income Taxes                  8,776     9,037      29,180      60,869
                           --------- --------- ----------- -----------
Net Earnings               $ 16,831  $ 14,456  $   80,985  $  102,721
                           ========= ========= =========== ===========


Basic Net Earnings Per
 Share                     $   0.35  $   0.28  $     1.65  $     2.00

Diluted Net Earnings Per
 Share                     $   0.35  $   0.28  $     1.63  $     1.98

Weighted Average Number of
 Common Shares Outstanding:
   Basic                     47,914    50,895      49,066      51,302
   Diluted                   48,342    51,513      49,578      51,989

----------------------------------------------------------------------
Reconciliation of Non-GAAP Information to GAAP basis 3rd
 Quarter, diluted:

                           Three Months Ended     Nine Months Ended
                             April 30, 2006        April 30, 2006
                           ------------------- -----------------------
                            Amount   Per Share   Amount    Per Share
                           --------- --------- ----------- -----------
Earnings before certain
 benefits and charges      $ 11,566      0.24  $   90,078        1.82
     Settlement of
      Retirement Benefit
      Obligation              8,417      0.17       8,417        0.17
     CEO and COO Severance
      Charges                (2,240)    (0.04)     (7,578)      (0.16)
     Bailey Banks & Biddle
      Store Closing Charges    (912)    (0.02)    (21,397)      (0.43)
                           --------- --------- ----------- -----------
Earnings before Benefit
 from Tax Repatriation       16,831      0.35      69,520        1.40

     Benefit from Tax
      Repatriation              ---       ---      11,465        0.23
                           --------- --------- ----------- -----------

Net Earnings               $ 16,831      0.35  $   80,985        1.63
                           ========= ========= =========== ===========

----------------------------------------------------------------------


                  ZALE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET DATA
                  (Unaudited, Dollars in thousands)

                                                       Difference
                                                      April 2006 vs
                              April 30,   April 30,    April 2005
                                2006        2005      Amount   Percent
                             ----------- ----------- --------- -------
ASSETS
Current Assets:
    Cash and Cash Equivalents   $52,411     $66,782  $(14,371)  -21.5%
    Merchandise Inventories     938,050     926,798    11,252     1.2%
    Other Current Assets         83,968      63,002    20,966    33.3%
                             ----------- ----------- --------- -------
Total Current Assets          1,074,429   1,056,582    17,847     1.7%

Property and Equipment, Net     290,433     278,276    12,157     4.4%
Goodwill, Net                    97,014      89,130     7,884     8.8%
Other Assets                     34,824      33,961       863     2.5%
Deferred Tax Asset, Net             ---         ---       ---     ---
                             ----------- ----------- --------- -------
Total Assets                 $1,496,700  $1,457,949    38,751     2.7%
                             =========== =========== ========= =======

LIABILITIES AND STOCKHOLDERS'
 INVESTMENT
Current Liabilities:
    Accounts Payable and
     Accrued Liabilities       $355,831    $373,894  $(18,063)   -4.8%
    Deferred Tax Liability,
     Net                         52,059      51,334       725     1.4%
                             ----------- ----------- --------- -------
Total Current Liabilities       407,890     425,228   (17,338)   -4.1%

Non-current Liabilities          21,176      39,075   (17,899)  -45.8%
Non-current Tax Liability,
 Net                              4,538       5,616    (1,078)  -19.2%
Long-term Debt                  204,859     162,100    42,759    26.4%
Long-Term Accrued Rent           26,631      24,194     2,437    10.1%

Commitments and Contingencies

Stockholders' Investment:
    Common Stock                    538         530         8     1.6%
    Additional Paid-In
     Capital                    109,618      82,145    27,473    33.4%
    Accumulated Other
     Comprehensive Income        37,392      19,306    18,086    93.7%
    Accumulated Earnings        836,222     751,183    85,039    11.3%
    Deferred Compensation        (2,164)     (1,428)     (736)   51.5%
                             ----------- ----------- --------- -------
                                981,606     851,736   129,870    15.2%
    Treasury Stock             (150,000)    (50,000) (100,000)  200.0%
                             ----------- ----------- --------- -------
Total Stockholders'
 Investment                     831,606     801,736    29,870     3.7%
                             ----------- ----------- --------- -------

Total Liabilities and
 Stockholders' Investment    $1,496,700  $1,457,949   $38,751     2.7%
                             =========== =========== ========= =======


    CONTACT: Zale Corporation
             David H. Sternblitz
             Vice President and Treasurer
             972-580-5047